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                                                                    EXHIBIT 99.1
                            APPROVED BY:      Fresh America Corp
                                              David I. Sheinfeld
                                              Chairman and CEO
                                              John Gray, CFO
                                              (972) 774-0575
FOR IMMEDIATE RELEASE
                            CONTACTS:         Morgen-Walke Associates
                                              Cheryl Schneider
                                              Press:  Michael McMullan
                                              (212) 850-5600


                      FRESH AMERICA AND FRESHPOINT TO MERGE
            CREATING ONE OF THE WORLD'S LARGEST PRODUCE DISTRIBUTION
                           COMPANIES WITH ANNUALIZED
                      REVENUES EXPECTED TO BE $1.5 BILLION

         Dallas, Texas, May 3, 1999 - Fresh America Corp. (Nasdaq: FRES), a major North American food distribution management company, and Dallas based, privately held FreshPoint, Inc., one of the largest food service produce distribution companies in the country today announced that they have signed a definitive agreement to merge the two companies. The new company will be known as FreshPoint America, based in Dallas, Texas and upon closing will continue to trade under the symbol FRES on the Nasdaq National Market.

         The two companies are expected to have annualized revenues of approximately $1.5 billion in 1999 making FreshPoint America one of the largest produce distribution companies in the world. For the 1999 calendar year, FreshPoint is expecting revenues of approximately $750 million. The merger will be structured as a tax-free stock for stock exchange, whereby Fresh America will exchange approximately 51% of newly issued common stock for 100% of the capital stock of FreshPoint.

         The transaction will integrate FreshPoint's 27 distribution centers throughout the United States and Canada with Fresh America's existing distribution infrastructure. The company will have over 50 distribution centers throughout North America, operate over 300,000 truck lanes annually and employ approximately 4,000 associates. In addition to the combined distribution operations, the new entity will greatly expand the sourcing of fresh produce through Produce America, the procurement subsidiary of FreshPoint, and embark on greater logistics capabilities for all customers and suppliers.

         Commenting on the merger, David Sheinfeld, Chairman and Chief Executive Officer of Fresh America said, "FreshPoint and its existing management team have an excellent reputation in the produce industry which, coupled with the growth Fresh America has experienced over the past year in the areas of wholesale/retail and value added capabilities will create a solid foundation for the future growth of the company. Further, with the addition of

                                     - more-


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FRESH AMERICA AND FRESHPOINT TO MERGE                                   -PAGE 2-

Mitt Parker, the current President and CEO of FreshPoint and Brian Sturgeon, the current COO of FreshPoint along with the current leadership of Fresh America in Steve Grinstead and John Gray, Fresh America's current President and Chief Financial Officer respectively the management talent of the company will be prepared to lead us to even greater growth in the future."

         Mr. Parker was equally enthusiastic about the merger. He said, "The resources and expertise of these two companies will put us ahead of the competition and make us one of the largest and most efficient produce distribution companies in the world. Our strengths will lie in our diverse distribution system, information systems technology, direct sourcing, leveraged purchasing, and marketing services."

         Commenting further, Sheinfeld stated, "It is our goal to continue to create value for our customers, suppliers, employees and shareholders alike." Mr. Sheinfeld will be the Chairman of FreshPoint America and Mr.
Parker will be the President and Chief Executive Officer.

         Fresh America was advised by Bear, Stearns & Co. Inc. The merger is subject to approval of the shareholders of both companies, refinancing of certain outstanding debt, approval by regulatory authorities and other customary conditions. It is anticipated that the transaction could close during the third quarter of this year.

         Fresh America is an integrated food distribution management company that operates twenty-seven facilities located in Austin, Dallas, Houston and San Antonio, Texas; Atlanta, Georgia; Orlando, Panama City, and Pensacola, Florida; Scranton and Wilkes-Barre, Pennsylvania; Richmond, Indiana; Cincinnati, Ohio; Chicago, Illinois; Baton Rouge, Louisiana; Las Vegas, Nevada; Nogales and Phoenix, Arizona; Los Angeles, San Francisco and Norwalk, California; and Toronto and Milton, Ontario, Canada.

This news release contains forward-looking statements that are subject to significant risks and uncertainties, including statements related to the future operating and financial performance of the Company. Although the company believes that the expectations reflected in its forward-looking statements are reasonable, it can give no assurance that such expectations or any of its forward-looking statements will prove to be correct. Important risk factors that could cause actual results to differ materially from those reflected in the Company's forward-looking statements include the Company's continued dependence on key customers, risks associated with new business opportunities, volatility of produce prices and quality, competition, dependence on key personnel and seasonality.

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